Exhibit (a)(5)(H)

GE HEALTHCARE COMPLETES INITIAL OFFERING PERIOD FOR CLARIENT, INC. TENDER OFFER

GE HEALTHCARE WILL COMMENCE SUBSEQUENT OFFERING PERIOD

CHALFONT ST GILES, UK AND ALISO VIEJO, CA, December 17, 2010. GE Healthcare, a unit of General Electric Company (NYSE:GE) today announced the expiration of the initial offering period of the previously announced tender offer by GE’s wholly owned subsidiary, Crane Merger Sub, Inc., for all outstanding shares of common and preferred stock of Clarient, Inc. (NASDAQ:CLRT) at a price of $5.00 in cash per common share and $20.00 in cash per preferred share.

The depositary for the offer has advised GE Healthcare that 71,162,485 common shares and 5,263,158 preferred shares (which were automatically converted into common shares after the date of tender in accordance with their terms) had been tendered and not withdrawn pursuant to the tender offer, representing approximately 80.2% of the outstanding common shares of Clarient, 100% of the previously outstanding preferred shares of Clarient and approximately 84.0% of the outstanding common and preferred shares of Clarient on an as converted basis. In addition, the depositary has advised GE Healthcare that it has received commitments to tender 11,141,919 additional common shares under the guaranteed delivery procedures described in the offer, representing approximately 12.6% of the outstanding common shares of Clarient. The initial offering period expired at 12:00 midnight, New York City time, on Thursday, December 16, 2010. All shares that were validly tendered have been accepted for payment in accordance with the terms of the offer.

GE Healthcare also announced that it is commencing, through Crane Merger Sub, Inc., a subsequent offering period of its tender offer to acquire all remaining common shares of Clarient. This subsequent offering period will expire at 12:00 midnight, New York City time, on Tuesday, December 21, 2010, unless extended.

Any shares validly tendered during this subsequent offering period will be accepted immediately for payment, and tendering stockholders will thereafter promptly be paid $5.00 in cash for each share of Clarient common stock tendered, without interest and less any required withholding taxes. This is the same amount per common share that was offered and paid in the initial offering period.

The subsequent offering period enables holders of shares of Clarient common stock who did not tender during the initial offering period to participate in the offer and receive the offer price on an expedited basis rather than waiting until the completion of the merger described below. Shares tendered during this subsequent offering period cannot be delivered by the guaranteed delivery procedure and may not be withdrawn. In addition, shares validly tendered during the initial offering period may not be withdrawn during the subsequent offering period.

Following expiration of the subsequent offering period, GE Healthcare intends to complete the acquisition of all remaining shares of Clarient through a “short-form merger” under Delaware law as soon as practicable on or after December 22, 2010. Following the completion of the merger, Clarient’s common stock will no longer be listed on the NASDAQ Capital Market.

About GE Healthcare

GE Healthcare provides transformational medical technologies and services that are shaping a new age of patient care. Our broad expertise in medical imaging and information technologies, medical diagnostics, patient monitoring systems, drug discovery, biopharmaceutical manufacturing technologies, performance improvement and performance solutions services help our customers to deliver better care to more people around the world at a lower cost. In addition, we partner with healthcare leaders, striving to leverage the global policy change necessary to implement a successful shift to sustainable healthcare systems.

Our “healthymagination” vision for the future invites the world to join us on our journey as we continuously develop innovations focused on reducing costs, increasing access and improving quality around the world. Headquartered in the United Kingdom, GE Healthcare is a unit of General Electric Company (NYSE: GE). Worldwide, GE Healthcare employees are committed to serving healthcare professionals and their patients in more than 100 countries. For more information about GE Healthcare, visit our website at www.gehealthcare.com.

For our latest news, please visit http://newsroom.gehealthcare.com

Media Contact for GE Healthcare:

Aleisia Gibson

(609) 514-6046

aleisia.gibson@ge.com

Investor Contact for Clarient:

Matt Clawson

Allen & Caron Inc

(949) 474-4300

matt@allencaron.com

Forward Looking Statements

Certain statements herein regarding Clarient, Inc. and General Electric Company and the transactions described herein contain forward-looking statements that involve risks and uncertainty. Future events regarding the transactions described herein and both Clarient’s and GE’s actual results could differ materially from the forward-looking statements. Factors that might cause such a difference include, but are not limited to: delays in completing, or the failure to complete, the transactions described herein due to a failure to satisfy closing conditions or other reasons, Clarient’s ability to continue to develop and expand its diagnostic services business, uncertainties inherent in Clarient’s product development programs, Clarient’s ability to attract and retain highly qualified managerial, technical, and sales and marketing personnel, Clarient’s ability to maintain compliance with financial and other covenants under its credit facility, Clarient’s ability to successfully manage its in-house billing and collections processes, the continuation of favorable third-party payor reimbursement for laboratory tests, changes in federal payor regulations or policies, including adjustments to Medicare reimbursement rates, that may affect coverage and reimbursement for Clarient’s laboratory diagnostics services, Clarient’s ability to obtain additional financing on acceptable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying, developing and commercializing new diagnostic tests or novel markers including the Mammostrat(R) test, Clarient’s ability to fund development of new diagnostic tests and novel markers, and to obtain adequate patent protection covering Clarient’s use of these tests and markers including for the Mammostrat(R) test, and the amount of resources Clarient determines to apply to novel marker development and commercialization, the risk to Clarient of infringement claims and the possibility of the need to license intellectual property from third parties to avoid or settle such claims, failure to obtain regulatory approvals and clearances required to conduct clinical trials if/when required and/or to commercialize Clarient’s services and underlying diagnostic applications, Clarient’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in Clarient’s and GE’s SEC reports, including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K. Recent experience with respect to laboratory services, net revenues and results of operations may not be indicative of future results for the reasons set forth above.

Neither Clarient nor GE assumes any obligation to update any forward-looking statements or other information contained in this document.

Important Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. In connection with the proposed transaction, General Electric Company and Crane Merger Sub, Inc. have filed tender offer documents with the SEC. These documents have been mailed to all Clarient stockholders of record. These documents, as they may be amended from time to time, contain important information about the proposed transaction and Clarient stockholders are urged to read them carefully and in their entirety before any decision is made with respect to the proposed transaction. The tender offer materials may be obtained at no charge by directing a request by mail to Morrow & Co., LLC, 470 West Avenue – 3rd Floor, Stamford, CT 06902, or by calling toll-free at (800) 279-6413, and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov.

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